CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$22,415,140	$2,602.40

PRICING SUPPLEMENT NO. 1358 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-155535 Dated June 10, 2011

JPMorgan Chase & Co. $22,415,140 Trigger Autocallable Optimization Securities
Linked to the common shares of Potash Corporation of Saskatchewan Inc. due on June 14, 2012

Investment Description

Trigger Autocallable Optimization Securities, which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”) linked to the performance of the common shares of a specific company (the “Underlying Stock”). The Securities are designed for investors who believe that the price of the Underlying Stock will remain flat or increase during the term of the Securities. If the Underlying Stock closes at or above the Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-13-A-II under “General Terms of Notes — Anti-Dilution Adjustments”) on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, JPMorgan Chase will either repay the full principal amount or, if the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any contingent repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑	Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the Underlying Stock does not close below the Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the price of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date	June 10, 2011
Settlement Date	June 15, 2011
Observation Dates[1]	Monthly (see page 4)
Final Valuation Date[1]	June 8, 2012
Maturity Date[1]	June 14, 2012

[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Call Feature” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-13-A-II

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-13-A-II BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Autocallable Optimization Securities linked to the common shares of Potash Corporation of Saskatchewan Inc. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Stock	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN

Common Shares of Potash Corporation of Saskatchewan Inc.	20.30% per annum	$55.14	$41.36, which is 75% of the Initial Share Price	46634X179	US46634X1798

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-13-A-II dated January 5, 2011 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-13-A-II, will supersede the terms set forth in product supplement no. UBS-13-A-II. In particular, please refer to “Additional Terms Specific to the Securities” in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-13-A-II. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us

Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security

Securities Linked to Potash Corporation of Saskatchewan Inc.	$22,415,140	$10	$280,189.25	$0.125	$22,134,950.75	$9.875

(1)

The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.125 per $10 principal amount Security.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-13-A-II dated January 5, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto dated June 7, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-13-A-II, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-13-A-II dated January 5, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211000051/e41473_424b2.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

For purposes of the Securities offered by this pricing supplement, notwithstanding anything to the contrary set forth under “General Terms of Notes — Calculation Agent” in the accompanying product supplement no. UBS-13-A-II, all calculations with respect to the Call Price will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

®	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

®	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

®	You believe the Underlying Stock will close at or above the Initial Share Price on one of the specified Observation Dates.

®	You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and that your potential return is limited to the applicable Call Return.

®	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

®	You are willing to invest in the Securities based on the Call Return rate of 20.30% per annum.

®	You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying Stock.

®	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

®	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Securities.

®	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

®	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

®	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

®	You require an investment designed to provide a full return of principal at maturity.

®	You believe that the price of the Underlying Stock will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.

®	You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

®	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

®	You are not willing to invest in the Securities based on the Call Return rate of 20.30% per annum.

®	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

®	You seek current income from this investment or prefer to receive the dividends paid on the Underlying Stock.

®	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

®	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-13-A-II for risks related to an investment in the Securities.

Final Terms

Issuer	JPMorgan Chase & Co.

Issue Price	$10.00 per Security

Underlying Stock	Common Shares of Potash Corporation of Saskatchewan Inc.

Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)

Term[1]	Approximately 12 months, unless called earlier

Call Feature	The Securities will be called if the closing price of one share of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.

Observation Dates[1]	July 11, 2011
August 10, 2011
September 12, 2011
October 11, 2011
November 10, 2011
December 12, 2011
January 10, 2012
February 10, 2012
March 12, 2012
April 10, 2012
May 10, 2012
	June 8, 2012 (Final Valuation Date)

Call Settlement Dates[1]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.

Call Return	The Call Return increases the longer the Securities are outstanding and is based upon a rate of 20.30% per annum.

Call Price	The Call Price equals the principal amount per Security plus the applicable Call Return. The table below reflects the Call Return rate of 20.30% per annum.

Observation Date[1]	Call Settlement Dates[1]	Call Return (numbers below reflect the rate of 20.30% per annum)	Call Price (per $10)
July 11, 2011	July 13, 2011	1.6917%	$10.1692
August 10, 2011	August 12, 2011	3.3833%	$10.3383
September 12, 2011	September 14, 2011	5.0750%	$10.5075
October 11, 2011	October 13, 2011	6.7667%	$10.6767
November 10, 2011	November 15, 2011	8.4583%	$10.8458
December 12, 2011	December 14, 2011	10.1500%	$11.0150
January 10, 2012	January 12, 2012	11.8417%	$11.1842
February 10, 2012	February 14, 2012	13.5333%	$11.3533
March 12, 2012	March 14, 2012	15.2250%	$11.5225
April 10, 2012	April 12, 2012	16.9167%	$11.6917
May 10, 2012	May 14, 2012	18.6083%	$11.8608
June 8, 2012	June 14, 2012	20.3000%	$12.0300
(Final Valuation Date)	(Maturity Date)

Payment at Maturity (per $10 Security)	If the Securities are not automatically called and the Final Share Price is equal to or greater than the Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Security.

	If the Securities are not automatically called and the Final Share Price is less than the Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to: $10 x (1 + Stock Return)

Stock Return	Final Share Price – Initial Share Price Initial Share Price

Initial Share Price[2]	$55.14, which was the closing price of one share of the Underlying Stock on the Trade Date

Final Share Price[2]	The closing price of one share of the Underlying Stock on the Final Valuation Date

Trigger Price[2]	$41.36, which is 75% of the Initial Share Price

(1)	See footnote 1 under “Key Dates” on the front cover

(2)	Subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Stock as described under “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-13-A-II.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-13-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Securities as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Securities, in which case the timing and character of any income or loss on the Securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-13-A-II. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

®	Your Investment in the Securities May Result in a Loss: The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the Underlying Stock has declined below the Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the Underlying Stock from the Initial Share Price to the Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Share Price is less than the Initial Share Price and could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have full downside exposure to the Underlying Stock when the Final Share Price has declined below the Trigger Price on the Final Valuation Date.

®	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity: If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the stock price is above the Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will either repay you the full principal amount per Security, or if the price of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. We refer to this as the contingent repayment of principal, and this applies only if you hold your Securities to maturity.

®	Limited Return on the Securities: Your potential gain on the Securities will be limited by the applicable Call Return, regardless of the appreciation in the closing price of one share of the Underlying Stock, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first monthly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because the closing price of one share of the Underlying Stock at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Stock.

®	The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Underlying Stock: “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Stock. Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Call Return rate is set on the Trade Date and depends in part on this expected volatility. However, a stock’s volatility can change significantly over the term of the Securities. The price of the Underlying Stock for your Securities could fall sharply, which could result in a significant loss of principal.

®	Credit Risk of JPMorgan Chase & Co.: The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent repayment of principal provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

®	Reinvestment Risk: If your Securities are called early, the holding period over which you would receive the per annum return of 20.30% could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.

®	No Periodic Interest Payments: You will not receive any periodic interest payments on the Securities.

®	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying Stock, including extending loans to, or making equity investments in, the issuer of the Underlying Stock or providing advisory services to the issuer of the Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

®	Single Stock Risk: The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the Underlying Stock issuer.

®	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity: While the payment on any Call Settlement Date or at maturity, if any, described in this pricing supplement is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

®	No Dividend Payments or Voting Rights in the Underlying Stock: As a holder of the Securities, you will not have any ownership interest or rights in the Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Underlying Stock and the Securities.

®	No Affiliation with the Underlying Stock Issuer: We are not affiliated with the issuer of the Underlying Stock. We assume no responsibility for the adequacy of the information about the Underlying Stock issuer contained in this pricing supplement or in product supplement no. UBS-13-A-II. You should make your own investigation into the Underlying Stock and its issuer. We are not responsible for the Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

®	No Assurances of a Flat or Bullish Environment: While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities.

®	Lack of Liquidity: The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

®	Anti-Dilution Protection Is Limited and May Be Discretionary: Although the calculation agent will adjust the Initial Share Price and Trigger Price for certain corporate events (such as stock splits and stock dividends) affecting the Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. If an event occurs that does not require the calculation agent to adjust the Initial Share Price and the Trigger Price, the market value of your Securities and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.

®	Hedging and Trading in the Underlying Stock: While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the Underlying Stock or instruments related to the Underlying Stock. We or our affiliates may also trade in the Underlying Stock or instruments related to the Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.

®	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying Stock and could affect the value of the Underlying Stock, and therefore the market value of the Securities.

®	Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

®	Potential JPMorgan Chase & Co. Impact on Market Price of Underlying Stock: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock may adversely affect the market price of the Underlying Stock and, therefore, the market value of the Securities.

®	Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the Underlying Stock on an Observation Date, determining if the Securities are to be automatically called, calculating the Stock Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Securities — Market Disruption Events” in the accompanying product supplement no. UBS- 13-A-II.

®	Many Economic and Market Factors Will Influence the Value of the Securities: In addition to the value of the Underlying Stock and interest rates on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-13-A-II.

®	Risks Associated with Non-U.S. Companies: An investment in Securities linked to the value of the common shares of Potash Corporation of Saskatchewan Inc. (which we refer to as “Potash”), which are issued by a Canadian issuer, involves risks associated with the home country of Potash. The common shares of Potash, which are quoted and traded in U.S. dollars on the New York Stock Exchange, may trade differently from such common shares of Potash quoted and traded in Canadian dollars on the Toronto Stock Exchange. Non-U.S. companies, such as those in Canada, are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of equity securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the issuer of the equity securities (i.e., Canada), including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

®	Currency Exchange Rate Risk: Because the common shares of Potash are quoted and traded in U.S. dollars on the New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common shares of Potash in the two different currencies, and, as a result, will likely affect the market price of the common shares trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the Securities and whether the Final Share Price will fall below the Trigger Price on the Final Valuation Date. The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the Securities. The exchange rates between the Canadian dollar and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada, the United States and other jurisdictions important to international trade and finance.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities with the following information (amounts have been rounded for ease of analysis):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$55.14
Call Return Rate:	20.30% per annum (or 1.6917% per month)
Observation Dates:	Monthly
Trigger Price:	$41.36 (which is 75.00% of the Initial Share Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$65.00 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.1692

Because the Securities are called on the first Observation Date, we will pay you on the Call Settlement Date a total Call Price of $10.1692 per $10.00 principal amount (1.6917% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$50.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$50.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$65.00 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$12.03

Because the Securities are called on the Final Valuation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $12.03 per $10.00 principal amount (20.30% return on the Securities).

Example 3 — Securities are NOT Called and the Final Share Price is above the Trigger Price

Closing Price at first Observation Date:	$50.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$50.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$50.00 (below Initial Share Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero return on the Securities).

Example 4 — Securities are NOT Called and the Final Share Price is below the Trigger Price

Closing Price at first Observation Date:	$50.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$50.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$27.57, (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Stock Return)
$10.00 × (1 + -50%)
$5.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

The Underlying Stock

Included on the following pages is a brief description of the issuer of the Underlying Stock. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for the Underlying Stock. The information given below is for the four calendar quarters in each of 2006, 2007, 2008, 2009 and 2010 and the first calendar quarter of 2011. Partial data is provided for the second calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (‘‘Bloomberg’’) without independent verification. You should not take the historical prices of the Underlying Stock as an indication of future performance.

The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Potash Corporation of Saskatchewan Inc.

According to its publicly available filings with the SEC, Potash Corporation of Saskatchewan Inc., which we refer to as Potash, is a Canadian company and is an integrated fertilizer and related industrial and feed products company. The common shares of Potash, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Potash in the accompanying product supplement no. UBS-13-A-II. Potash’s SEC file number is 001-10351.

Historical Information Regarding the Common Shares of Potash

The following table sets forth the quarterly high and low closing prices for Potash’s common shares, based on daily closing prices on the primary exchange for Potash, as reported by Bloomberg. The closing price of the common shares of Potash on June 10, 2011 was $55.14. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common shares of Potash has experienced significant fluctuations. The historical performance of the common shares of Potash should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common shares of Potash during the term of the Securities. We cannot give you assurance that the performance of the common shares of Potash will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Potash will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common shares of Potash.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close

1/3/2006	3/31/2006	$10.98	$8.77	$9.79

4/3/2006	6/30/2006	$11.78	$8.80	$9.55

7/3/2006	9/29/2006	$11.73	$9.21	$11.58

10/2/2006	12/29/2006	$16.25	$11.50	$15.94

1/3/2007	3/30/2007	$18.66	$14.89	$17.77

4/2/2007	6/29/2007	$26.76	$17.78	$25.99

7/2/2007	9/28/2007	$35.23	$25.11	$35.23

10/1/2007	12/31/2007	$48.43	$34.16	$47.99

1/2/2008	3/31/2008	$54.76	$40.01	$51.74

4/1/2008	6/30/2008	$79.83	$52.93	$76.19

7/1/2008	9/30/2008	$76.17	$43.90	$44.00

10/1/2008	12/31/2008	$42.68	$16.53	$24.41

1/2/2009	3/31/2009	$30.40	$22.10	$26.94

4/1/2009	6/30/2009	$39.29	$26.54	$31.02

7/1/2009	9/30/2009	$33.19	$28.04	$30.11

10/1/2009	12/31/2009	$40.99	$28.48	$36.17

1/4/2010	3/31/2010	$42.33	$33.12	$39.78

4/1/2010	6/30/2010	$39.17	$28.75	$28.75

7/1/2010	9/30/2010	$50.16	$28.20	$48.01

10/1/2010	12/31/2010	$51.61	$44.88	$51.61

1/3/2011	3/31/2011	$63.31	$51.97	$58.93

4/1/2011	6/10/2011*	$61.44	$51.09	$55.14

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through June 10, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the daily performance of Potash’s common shares from January 2, 2001 through June 10, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.